Exhibit 99.1

Contact:	Michael R. Kourey, CFO

Polycom, Inc.

925-924-5742

mkourey@polycom.com

POLYCOM APPOINTS BILL OWENS, FORMER CEO OF NORTEL AND VICE CHAIRMAN OF THE JOINT CHIEFS OF STAFF, TO BOARD OF DIRECTORS

PLEASANTON, Calif. – Dec. 15, 2005 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today announced it has appointed Bill Owens, former chief executive officer and vice chairman of Nortel, to its board of directors.

Owens is a recognized leader in the telecommunications industry, which he entered following a distinguished military career. He joined Nortel Networks in 2004 as chief executive officer and vice chairman and during his tenure re-established the company as a strong, stable and ethical leader in the telecommunications and enterprise IT global marketplace. Prior to joining Nortel, Owens was chief executive officer and chairman of Teledesic LLC and president, COO, and vice chairman of Science Applications International Corporation (SAIC), the largest employee-owned technology company in the U.S.

Prior to his telecommunications career, Owens was a career officer in the U.S. Navy where he served as commander of the U.S. Sixth Fleet in 1990 and 1991, and as senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney. His military career culminated in his position as vice chairman of the Joint Chiefs of Staff where he had responsibility for the reorganization and restructuring of the armed forces in the post-Cold War era. He is widely recognized for bringing commercial high technology into the Department of Defense for military applications and as the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations.

Owens is the author of 50 articles on national security and the author of two books, “High Seas” and “Lifting the Fog of War.” He founded Extend America, a wireless telecommunications venture, and sits on the Boards of Daimler Chrysler A.G., the Carnegie Foundation, Brookings Institution, and the Fred Hutchinson Cancer Research Center. In 2004, Owens received both the Intrepid Salute Award in recognition of his business achievements and support of important philanthropic activities, as well as recognition from Network World as one of the 50 Most Powerful People in Networking. Owens graduated from the U.S. Naval Academy with a B.S. in Mathematics, holds a bachelor’s and master’s degree in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington University.

“We warmly welcome Bill back to the board of directors, said Bob Hagerty, chairman and CEO of Polycom. “Bill’s demonstrated leadership in the areas of telecommunications, security, and operations is invaluable as Polycom delivers converged voice, video, web and data collaborative communications solutions that integrate into core IP telephony and presence-based networks worldwide.”

“I’m delighted to be returning to Polycom’s Board,” said Bill Owens. “Polycom is the leader in the dynamic market for real time collaboration and communications which are mission critical for global enterprises today.”

In February 2006, Owens will become Polycom’s lead independent director replacing Betsy Atkins who has served since May 2003 as Polycom’s first lead independent director. Atkins will continue to serve on the Board. “As part of the Board’s continuing commitment to best practices in the area of corporate governance, we are rotating the position of lead independent director,” said Bob Hagerty. “On behalf of the entire Board of Directors, I would like to thank Betsy for her strong leadership. She is a renowned thought leader in corporate governance and has been instrumental in defining this role at Polycom.”

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations by integrating the broadest array of video, voice, data and Web solutions to deliver the ultimate communications experience. Polycom’s hiqh quality, standards-based conferencing and collaboration solutions are easy to deploy and manage, as well as intuitive to use. Supported by an open architecture, they integrate seamlessly with leading telephony and presence-based networks. With its market driving technologies, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations seeking proven solutions and a competitive advantage in real-time communications and collaboration. For additional information call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

# # #

Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. All other trademarks are the property of their respective owners. ©2005, Polycom, Inc. All rights reserved.